Exhibit 10.4

Amendment No. 5 to Services Agreement
This Amendment No. 5 (“Amendment”), to that certain Services Agreement (the “Agreement”) between Sears Holdings Management Corporation, a Delaware corporation (“SHMC”), and Sears Hometown and Outlet Stores, Inc., a Delaware corporation (“SHO”), is made by the parties thereto as of the signature dates set forth below and is effective as of the latest signature hereto (the “Amendment Date”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Agreement.
WHEREAS, the parties have determined that it is in both parties interest to amend the Agreement as set forth below.
NOW, THEREFORE, in consideration of the above premises and the mutual covenants and other good and valuable consideration contained herein, the parties agree as follows:

1.	Amendments. The Agreement shall be modified as of the Amendment Date as set forth below:

a.Services to be Provided. Section 1.01 B. (Services to be Provided) of the Agreement is amended by:

i.	Adding a new subsection (e) as follows and renumbering the existing subsection (e) as subsection (f):

“(e)    the “Marketing Services” described on Appendix 1.01-E, (as defined therein),”

ii.	Adding “and Appendix 1.01-E” after Appendix 1.01-D in the last sentence.

b.Service Periods. Section 1.01 C. is amended by adding a new subsection (v) as follows:

“(v)    Marketing Services. February 1st, 2020 (“the “Marketing Services Period,” together with the Transition Services Period, the Product Service Period, the Supply Chain Services, and the eCommerce Services collectively, the “Services Period”).”

c.SHMC Review. The last sentence of Subsection (ii) of Section 1.01 E is amended and restated in its entirety as follows:

“For clarity, the Parties note that any SHO Request that constitutes solely a termination of an individual either Transition Services, Supply Chain Services, or Marketing Services are subject to subsection (iv) below, and any SHO Request that constitutes solely a partial termination of one or more Transition Services, one or more Supply Chain Services, or one or more Marketing Services are subject to subsection (v) below and, in each such case, this subsection (ii) will not apply.”

d.Termination of an Individual Transition Services/Supply Chain Service. Subsections (iv) and (v) of Section 1.01 E are amended and restated in their entirety as follows:

“(iv) Termination of an Individual Transition Services/Supply Chain Service/Marketing Service. To the extent a SHO Request is solely for a termination of an individual Transition

Service, an individual Supply Chain Service, or an individual Marketing Service, SHMC will timely consider such request in Good Faith, and determine, in SHMC’s reasonable judgment, if such termination would adversely affect SHMC’s ability to perform another Service. SHMC will promptly notify SHO of SHMC’s determination, and SHMC will identify any impacted services. Determination of whether a termination constitutes either: (A) termination of an individual Transition Service, Supply Chain Service, and/or Marketing Service (which is subject to this subsection (iv)), or (B) a termination of such Services which does not constitute an individual Transition Service, an individual Supply Chain Service, or an individual Marketing Service (e.g., a partial termination) will be determined by SHMC, in Good Faith, in its reasonable discretion, including, in part, based upon the impact upon: (x) the other Services SHMC provides, and (y) whether the pricing for the remaining services, is appropriate given the reduced scope.

a.No Adverse Effect. If SHMC’ determination is that there is no adverse effect, then SHO’s termination of such individual service will be effective on the date contained in SHO’s original notice; provided that such date meets the applicable notice period (i.e., 60 or 90 days) and otherwise complies with this Agreement; if SHO’s notice is defective, than such termination will not be effective until proper notice is received by SHMC and the applicable notice period has expired.

b.Adverse Effect. If SHMC’ determination is that there is an adverse effect, then SHO’s original notice will be void, and SHO will have the option of either: (I) sending a written notice terminating the original service and the additional affected services identified by SHMC (subject to the applicable notice period); or (II) forgoing its originally requested termination. SHO may also submit a SHO Request for a partial termination, as set forth in the following subsection (v) below.

For clarity, the Parties note that any SHO Request that includes a change to the Services are subject to subsection (ii) above and any SHO Request that constitutes solely a partial termination of one or more Transition Services, one or more Supply Chain Services, or one or more Marketing Services are subject to subsection (v) below and, in each such case, this subsection (iv) will not apply.

(v)    Partial Terminations. To the extent a SHO Request is solely for a partial termination of one or more individual Transition Services, one or more individual Supply Chain Services, or one or more individual Marketing Services, SHMC will timely consider such request in Good Faith, and determine, in SHMC’s reasonable judgment, whether SHMC is willing to proceed with such partial termination (taking into account, among other things, its internal resources, the impact of the potential changes on SHMC and its Affiliates, security considerations and the potential effects on SHMC’s and its Affiliates’ information systems). SHMC shall promptly respond to each SHO Request; including any proposed changes to SHO’s Request, including modified Services, deliverables, schedule, and associated changes to SHMC Systems and fees under this Agreement. If SHMC determines in Good Faith that it is unable or unwilling to proceed with any SHO Request, SHMC will promptly so notify SHO in writing. For clarity, the Parties note that any SHO Request that include a change to the Services are subject to subsection (ii) above and any termination of an individual Transition Services, Supply Chain Services, or Marketing Services are subject to subsection (iv) above and, in each such case, this subsection (v) will not apply.”

e.SHO Termination of a Service. Section 3.01 is amended and restated in its entirety as follows:

“3.01    Termination of an Individual Service for Convenience by SHO. Subject to the next sentence, SHO may terminate for SHO’s convenience at the end of a SHMC fiscal month: (a) any individual Transition Service, upon 60 day’s prior written notice to SHMC, (b) any individual Supply Chain Service, upon 90 day’s prior written notice to SHMC, and (c) any individual Marketing Service set forth in Appendix 1.01-E, upon 60 day’s prior written notice to SHMC. SHO may not terminate an individual Transition Service, Supply Chain Service, or Marketing Services if the termination would adversely affect SHMC’s ability to perform another Service.”

f.    Appendixes. A new Appendix 1.01-E (Marketing Services) is added to the Agreement as set forth on Attachement #1 hereto.

2.
No Other Amendments. Except as expressly amended herein, the Agreement shall continue in full force and effect, in accordance with its terms, without any waiver, amendment or other modification of any provision thereof, including the parties’ choice of Illinois law (pursuant to Section 6.19 of the Agreement) which also applies to this Amendment.

Signature Page Follows
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date set forth below by their respective officers thereunto duly authorized.

SEARS, HOLDINGS MANAGEMENT CORPORATION By: /s/ M. CATHERINE MICHALSKI DVP Creative Services July 25, 2016	SEARS HOMETOWN AND OUTLET STORES, INC. By: /s/ CHARLES J. HANSEN Vice President, General Counsel, and Secretary July 25, 2016
-Attachment #1

Appendix 1.01-E
Evoke Marketing Services

Services under this Appendix 1.01-E (this “Appendix”) will be provided by SHMC, doing business as Evoke Productions, through itself and its Affiliates, and its/their Representatives (collectively referred to as, and each a “Service Provider”). SHMC will cause the Service Providers to perform the obligations set forth below. References to (i) “SHO” in this Appendix include SHO’s Affiliates, (ii) “stores” includes stores owned or operated by SHO, its Affiliates or “SHO Authorized Sellers” (collectively, “SHO Stores”), and (iii) “Customers” means customers of SHO, its Affiliates or SHO Authorized Sellers. SHO shall cause each of its Affiliates and SHO Authorized Sellers to perform SHO’s obligations set forth in this Appendix. SHMC and SHO are collectively referred to as the “Parties”.

1.MARKETING SERVICES.

(a)Service Provider’s Appointment. Except as otherwise expressly stated herein and subject to SHO’s right to discontinue Services as provided for in Section 3 (Pilot for Outlet Stores and SHO’s Termination Rights) of this Appendix, SHO and its Affiliates appoints Service Provider as their service provider to perform the marketing services described in Schedule I (the “Marketing Services”) of this Appendix; provided that during the Pilot Period (defined below) such appointment will be limited to the Marketing Services for SHO’s Outlet Store format. For clarity and avoidance of doubt, the term “Marketing Services” as used in this Appendix shall mean only those services outlined in this Appendix (and any schedules thereto).

(b)Scope of Work. Service Provider shall provide services to SHO and its Affiliates in accordance with the terms set forth in this Appendix and any schedules thereto, which may be modified by agreement of the parties in writing, and the terms set forth in this Appendix for such modifications. Service Provider has no authority to act on behalf of SHO and its Affiliates other as expressly provided in this Appendix and any schedules thereto. SHO shall not be obligated to accept Marketing Services exclusively through Service Provider.

(c)Limitations on Service Provider’s Services. Notwithstanding any other provision of this Appendix, Service Provider may decline to perform any Marketing Service not expressly set forth herein that Service Provider does not provide for its own Affiliates. In addition, Service Provider may decline to provide any Marketing Services which, in using commercially reasonable efforts, it is unable to perform (or is unable to perform at a commercially reasonable cost), including for Products for which Service Provider does not normally provide marketing services.

(d)Modifications. SHO may request changes to any Marketing Services by providing written notice to Service Provider (“Change Request”). Within seven (7) days of the Change Request, Service Provider shall submit to SHO an estimate of the impact of the change, if any, on the compensation, schedule and other terms of the applicable Marketing Services (“Proposal”). If the parties agree to the changes, Service Provider shall prepare a written description of the agreed changes, including all changes in compensation, schedule, and other terms ("Change Authorization") which will become effective by signature of both parties. The Change Authorization will prevail over any inconsistent terms of the Marketing Services or this Appendix and schedules thereto.

(e)Service/System Changes. If SHO desires to receive any service declined by Services Provider under Section 1(c) (Limitations on Service Provider’s Services), and/or SHO desires any other Service Changes, System Changes, or other Modifications as described in Section 1(c) upon which the Parties cannot reach an agreement, SHO will submit such request pursuant to Section 1.01E (SHO’s Requests for Services/System Changes) of the Agreement. If the Parties do not agree to an Amendment for Service Provider to accept the requested services within ten (10) days, then SHO may perform the requested services itself or retain a third party to provide such services if the performance of such services will not unreasonably interfere with Service Provider’s services hereunder.

(f)Service Provider’s Obligations. Service Provider will perform the Marketing Services in a competent and workmanlike manner consistent with performance standards prevailing from time to time in the marketing services industry. Service Provider will determine the management and work flow for performing Marketing Services, but Service Provider may not favor Service Provider’s other customers (including the Service Provider’s Retail Businesses) over SHO.

(i)Use of Third-Party Contractor. Service Provider may perform the Marketing Services utilizing third-party contractors, Service Provider will be responsible to SHO, in accordance with the terms and conditions of this Appendix, for Marketing Services performed by all third-party contractors, including the third-party contractor’s compliance with this Appendix.

(ii)Responsibility for Errors. Service Provider will proofread all materials, including those approved in writing by SHO, which Service Provider produces for SHO. Service Provider shall be responsible for any errors made or caused by Service Provider or third-party contractors providing services to SHO on behalf of Service Provider, in connection with performance of the Marketing Services, including additional costs incurred by SHO for any reasonably necessary corrections (as mutually determined by SHO and Service Provider) as a result of such error. For clarity and avoidance of doubt, Service Provider shall have no responsibility for any errors in image, pricing, product, end dates, offer wording or other related offer or claims information that are part of any materials if SHO has reviewed and approved said materials. In the event that unapproved changes are made by Service Provider after SHO’s approval then Service Provider is responsible for any errors related to said changes.

(g)Marketing Services Warranties. Service Provider hereby warrants to SHO that:

(i)all Marketing Services performed by Service Provider hereunder shall be performed in a competent and workmanlike manner and shall be free from defects in materials and workmanship. If Service Provider is notified of a claim based on the performance of the Marketing Services, then Service Provider will arrange for the necessary remediation to be made promptly without additional charges to SHO;

(ii)except as provided for in section (h) (i) and (ii) below, it will not violate or infringe any third party's right in Proprietary Rights or confidential information pertaining to and in performance of the Marketing Services;

(iii)except as provided for in section (h) (i) and (ii) below, it will comply with all other applicable federal, state and local laws, rules, regulations and orders pertaining to and in performance of the Marketing Services;

(iv)except as provided for in section (h) (i) and (ii) below, it will hold, and fully comply with, all applicable licenses, permits and approvals required by federal, state and local authorities to perform the Services; and
(v)it is not subject to any restriction, penalty, agreement, commitment, law, rule, regulation or order which is violated by its execution and delivery of this Amendment and performance of its obligations under this Appendix.
EXCEPT AS PROVIDED IN THIS SECTION, SERVICE PROVIDER MAKES NO OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE MARKETING SERVICES IT PROVIDES.
(h)Obligations of SHO.

(i)Content. By tendering content (e.g., circular pages, flyers and other marketing materials, collectively “Content”) to Service Provider, SHO warrants that SHO has the right to authorize

Service Provider to use such Content and to make modifications thereto as specified by SHO, unless otherwise specified by SHO in writing.

(ii)SHO’s Marketing. Compliance with any and all applicable federal, state and local laws, rules, regulations and guidelines (including but not limited to the Federal Trade Commission’s rules, regulations and guidelines, as well as state consumer protection, pricing and deceptive advertising laws, collectively “Marketing Laws”) related to SHO’s marketing (including the media and Content used and modified by Service Provider) is the sole responsibility of SHO.

2.ADDITIONAL MARKETING SERVICES DETAILS.

(a)Volume. Marketing Services outlined in Schedule I of this Appendix are subject to the volume limitations set forth in Schedule II (Rate Schedule). SHO makes no representation promises or representations whatsoever as to the amount of Marketing Services that Service Provider can expect to receive at any time.

(b)Rates. Service Provider will provide Marketing Services at the rates set forth in Schedule II (Rate Schedule). SHO shall pay undisputed fees, but under no circumstances will SHO pay for rates in excess of agreed upon fees and expenses.

(c)Services Outside Scope. Services outside of the scope of this Appendix requested by SHO will be subject to Section 1.01E (SHO’s Requests for Services/System Changes).

(d)Proof Approval. Service Provider shall submit a digital copy, digital proof, press proof or other press sheet (the “Proof”) to SHO for SHO’s approval prior to publication or other final dissemination. SHO shall be responsible for reviewing each Proof submitted to it by Service Provider and clearly communicating to Service Provider in writing SHO’s approval or disapproval of the Proof, such as a press run or other further process involving the Proof. Service Provider shall not proceed without SHO’s review and approval of a Proof for any reason, unless otherwise instructed to do so by SHO in writing.

(e)Service Provider Records. During the Service Period for the Marketing Services and for three (3) years thereafter, Service Provider shall keep all books and records relating to the Marketing Services in accordance with generally accepted accounting standards, and SHO may examine such books and records solely in connection with Service Provider’s Marketing Services to SHO pursuant this Appendix upon providing reasonable notice. Such examination shall be conducted during normal business hours and at SHO’s sole cost and expense.

3.PILOT FOR OUTLET STORES AND SHO’s TERMINATION RIGHTS.

(a)Pilot for Outlet Stores. Commencing upon the Amendment Date, Service Provider will commence providing Marketing Services for SHO’s Outlet Store format only. If during the first 30 days of such Marketing Services (the “Pilot Period”), SHO, in its sole discretion, is dissatisfied with Service Provider’s Services, SHO may terminate the Marketing Services and this Appendix 1.01-E upon written notice to Service Provider.

(b)Expansion of Marketing Services. If SHO does not terminate the Marketing Services during the Pilot Period, then SHO shall expand use of Service Provider for Marketing Services for all SHO formats (e.g., Sears Appliance Showrooms, Sears Hometown Stores, and Sears Hardware Stores).

End of Main Body of Appendix
SCHEDULE I
Marketing Services Description

Service Provider will provide creative marketing services for the following media types, based on information provided by SHO:

•	Circular Page Production

•	Flyers

•	EDDM (Every Door Direct Mail)

•	Radio Scripts

•	Email

•	Social Posts

•	Web Banners

•	Billboards

Circular Pages
Base Page rate includes page build, image gathering based on item number provided, image clipping path, image placement. Three rounds of corrections with color pdfs. Final release files to printer.

Version page rate applies to those pages requiring 30% change or less of Base Page.

“Full” page is equivalent to two base pages.
Flyers
Templated layout includes page build using existing creative template and image clipping path. Two rounds of corrections with color pdfs. Final release files to Ad Giant or designate.

EDDM (Every Door Direct Mail)
Create Every Door Direct Mail art per USPS specifications/requirements, including placement of supplied images and creative elements. One round of corrections with color pdfs. Final release of files to Ad Giant or designate.

Radio Scripts
Develop script for weekly promotions and special events that include pertinent information including promotional offers and event details. Two rounds of corrections via email approval.

Email
Using email template provided by SHO, develop one creative concept using provided images and offers, followed by two rounds of corrections, then release psd files to designated email team for coding and deployment. Versions use same layout as base email, with changes limited to copy and images. Layout changes are considered a new email.

Social Media
Develop social media posts per direction, using provided images and offers. One round of corrections, followed by release to designated social media team for deployment.

Web Banners
Develop web banners per direction, using provided images and offers. One round of corrections, followed by release to designated web team for coding and deployment.

Billboards
Develop billboard art per direction, using provided images and copy. Includes two rounds of corrections with color pdfs. Final release files to printer.

End of Schedule I
sCHEDULE II
rate Schedule

Circular Base Page            $475 per page
Circular Version Page            $190 per page
Flyers                    $275 per page
Direct Mail (EDDM)            $350 per page
Radio Scripts                $250 per occurrence for 15 seconds
Email                     $300 per occurrence
Email Version                $80 per occurrence
Social Media                 $200 per occurrence
Web Banners                $140 per occurrence
Billboards                $225 per occurrence

Stock Photography            Cost plus $35 each
New Photography            Quoted separately
Retouching                $75 per hour
Creative                $100 per hour
Production                $64 per hour
Epson Proof                $20 per page

Changes beyond stated rounds of corrections in Marketing Services Description outlined in Schedule I:

Circular Base Pages
Simple revisions for copy and price                $64 per page
Complex revisions for creative, offer or image        $250 per page
Revisions greater than 30% are considered new pages    $475 per page

Circular Version Pages, Flyers, Direct Mail, Email
Simple revisions for copy and price                $42 per page
Complex revisions for creative, offer or image        $165 per page
Revisions greater than 30% are new occurrences         per above schedule
(e.g., new Circular Base Page, new Flyer)

Social Media, Web Banners, Billboards
Simple revisions for copy and price                $42 per page
Complex revisions for creative, offer or image        $90 per page
Revisions greater than 30% are new occurrences        per above schedule
(e.g., new Social Media post, Web Banner)

The above rates are subject to the volume limitation set forth in the following table. If SHO’s volume are expect to (or do in fact exceed) such limitations, SHO shall submit a Service Change Request pursuant to Section 1.01E (SHO’s Requests for Services/System Changes) of the Agreement. Service Provider is not obligated to provide Marketing Services for pieces that exceed the following monthly volume limitation;

absent the parties agreeing to a written Amendment pursuant to Section 1.01E (SHO’s Requests for Services/System Changes) of the Agreement.

Media Type	Maximum Number of Pieces Per Month
Circulars	115
Flyers	158
Direct Mail	60
Radio Scripts	65
Email	35
Email Versions	30
Social Media Promo	35
Social Media Editorial	35
Web Banners	212
Billboards	3

End of Schedule II